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                                                                EXHIBIT 10(a)(2)


                 CONFIDENTIALITY AND NON-COMPETITION AGREEMENT
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     THIS AGREEMENT, by and between Case Corporation (the "Corporation") and
_____________ (the "Employee") effective as of January 26, 1998 (the "Effective Date"),

                                WITNESSETH THAT:

     WHEREAS, the Corporation has granted the Employee certain awards under the Case Corporation Equity Incentive Plan as of the Effective Date (the "Awards"); and

     WHEREAS, the Awards are contingent on the execution of this Agreement and Employee acknowledges that they would not have been granted but for the covenants and agreements made by the Employee in this Agreement;

     NOW, THEREFORE, in consideration of the Awards, and for other good and valuable consideration the receipt of which is hereby acknowledged, it is agreed by the Employee and Corporation as follows:

     1. The Corporation's Business. The Employee acknowledges that the Corporation and entities which it controls ("Affiliates") are (i) primarily in the business in the United States and internationally of (a) the design, manufacture, sale and distribution of agricultural equipment, (b) the design, manufacture, sale and distribution of construction equipment, (c) the design, manufacture, sale and distribution of replacement parts for agricultural and construction equipment, and (d) the provision of financing and related financial services to dealers of the Corporation, its subsidiaries and affiliates, and their customers, for the acquisition of new and used construction, agricultural and other equipment bearing a Case or other brand name, and (ii) may in the future engage in other lines of businesses, as each may be described from time to time in filings with the Securities and Exchange Commission or publications of general distribution of the Corporation (collectively, the "Corporation's Business").

     2. Confidential Information. Except as may be required by the lawful order of a court or agency of competent jurisdiction, or except to the extent that the Employee has express authorization from the Corporation, the Employee agrees to keep secret and confidential indefinitely all non-public information concerning the Corporation or any Affiliate of the Corporation which was acquired by or disclosed to the Employee during the course of his employment with the Corporation or its Affiliates, including but not limited to customer lists, price lists, customer services requirements, costs of providing services, supplier information, and other data of or pertaining to the Corporation or to any Affiliate of the Corporation which are not a matter of public knowledge, and not to disclose the same, either directly or indirectly, to any other person, firm or business entity or to use it in any way.

     3. Non-solicitation. While the Employee is employed by the Corporation and its Affiliates and for a period of one year after the Employee's termination of employment with the Corporation and its Affiliates for any reason, the Employee covenants and agrees that he will not, whether for himself or for any other person, business, partnership, association, firm, company or corporation, directly or indirectly, call upon, solicit, divert or take away or attempt to solicit, divert or take away (i) any individual or entity which is or has been a customer or potential customer of the Corporation or its Affiliates at any time during the one year period preceding his termination of employment, or (ii) any individual who is, or has been during the preceding six months, an employee of the Corporation or its Affiliates. For purposes of this paragraph 3, a "potential customer" means any individual or entity from which the Employee, on behalf of the Corporation or any Affiliate has actively solicited business during the one year period preceding his termination of employment.

     4. Non-competition. While the Employee is employed by the Corporation and its Affiliates, and for a period of one year after the Employee's termination of employment with the Corporation and its Affiliates, for any reason, the Employee covenants and agrees that he will not, without the prior written consent of the Corporation, directly or indirectly, engage in, assist, or perform services for any business entity (whether as an employee, officer, director, consultant or otherwise) with respect to any activity in the United States or internationally which is the same as, similar to, or competitive with (a) any of the Corporation's Business with respect to which the Employee performed services on behalf of the Corporation or an Affiliate or with respect to which the Employee was otherwise involved prior to his termination of employment, or (b) any line of business for which, as of the date of the Employee's termination of employment, the Corporation or an Affiliate has made a corporate decision to undertake and with respect
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to which the Employee was involved on behalf of the Corporation or an Affiliate.
The Vice President of the Corporation in charge of Human Resources shall have the sole and exclusive right to give consent on behalf of this Corporation under this paragraph 4 with respect to any activity or arrangement that would otherwise be prohibited hereunder.

     5. Remedies. The Employee acknowledges that the covenants and agreements contained in paragraphs 2, 3 and 4 are essential to protect the Corporation's Business, and that Corporation would be irreparably injured by a violation of paragraph 2, 3 or 4, and he agrees that the Corporation, in addition to any other remedies available to it for such breach or threatened breach, shall be entitled to a preliminary injunction, temporary restraining order or other equivalent relief, restraining Employee from any actual or threatened breach of any such paragraph. If a bond is required to be posted in order for the Corporation to secure an injunction or other equitable remedy, the parties agree that the bond need not be more than a nominal sum.

     6. Severability and Entire Agreement. The invalidity or unenforceability of any provision of this Agreement will not affect the validity or enforceability of any other provision of this Agreement, and this Agreement will be construed as if such invalid or unenforceable provision were omitted (but only to the extent that such provision cannot be appropriately reformed or modified). The Agreement is intended to be the entire agreement between the parties regarding the subject matter hereof and shall supersede any prior agreements to the contrary.

     7. Applicable Law. The provisions of this Agreement shall be construed in accordance with the internal laws of the State of Delaware without application of the conflict of laws provisions thereunder.

     8. Successors. This Agreement shall be binding upon, and operate for the benefit of, the Corporation and its successors and assigns.

     9. Acknowledgment by Employee. The Employee acknowledges that he has read this Agreement, understands the undertakings and restrictions it contains, and intends to be fully bound by its terms.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

CASE CORPORATION                         EMPLOYEE


Marc J. Castor
Vice President, Human Resources          __________________________________

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